Exhibit 5.1
Gibson, Dunn & Crutcher LLP
2001 Ross Avenue Dallas, TX 75201-2911 Tel 214.698.3100 www.gibsondunn.com

June 17, 2020

Unum Group
1 Fountain Square
Chattanooga, Tennessee

Re:	Form S-8 Registration Statement
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Unum Group, a Delaware corporation (the “Corporation”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Corporation of: (1) up to 200,000 shares of the Corporation’s Common Stock, par value $0.10 per share (the “Option Scheme Shares”), available for issuance under the Unum European Holding Company Limited Savings-Related Share Option Scheme 2021 (the “2021 Option Scheme”) and (2) up to 1,553,505 shares of the Corporation’s Common Stock, par value $0.10 per share (together with the Option Scheme Shares, the “Shares”) available for issuance under the Unum Group 2020 Employee Stock Purchase Plan (together with the 2021 Option Scheme, the “Plans”).
In arriving at the opinions expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Plans and such other documents, corporate records, certificates of officers of the Corporation and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Corporation and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder.
Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the Delaware General Corporation Law (the “DGCL”). We are not admitted to practice in the State of Delaware; however, we are generally familiar with the DGCL as currently in effect and have made such inquiries as we consider necessary to render the opinions above. This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such law or the interpretations thereof or such facts.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP